KPMG LLP Chartered Accountants 600 – 128 Fourth Avenue South Saskatoon SK S7K 1M8	Telephone Fax Internet	(306) 934-6200 (306) 934-6233 www.kpmg.ca
Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cameco Corporation
     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cameco Corporation relating to the Company’s Stock Option Plan of our report dated January 26, 2005, except as to note 21(a) which is as of February 28, 2005, with respect to the consolidated balance sheets of Cameco Corporation as at December 31, 2004 and 2003 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Annual Report on Form 40-F of Cameco Corporation for the year ended December 31, 2004.
“KPMG LLP”
Chartered Accountants
Saskatoon, Canada
February 23, 2006